Exhibit 99.1

The Chefs’ Warehouse Reports Second Quarter 2021 Financial Results
Ridgefield, CT, July 28, 2021 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its second quarter ended June 25, 2021.

Financial highlights for the second quarter of 2021:

•Net sales increased 111.0% to $423.0 million for the second quarter of 2021 from $200.5 million for the second quarter of 2020.
•GAAP net income was $1.1 million, or $0.03 per diluted share, for the second quarter of 2021 compared to net loss of $20.3 million, or $(0.62) per diluted share, in the second quarter of 2020.
•Adjusted EPS1 was $0.04 for the second quarter of 2021 compared to $(0.57) for the second quarter of 2020.
•Adjusted EBITDA1 was $17.2 million for the second quarter of 2021 compared to negative adjusted EBITDA $(13.7) million for the second quarter of 2020.

“Business activity and revenue grew steadily throughout the second quarter as existing and new customer openings increased and COVID-related restrictions eased across many key markets.” said Chris Pappas, Chairman and Chief Executive Officer of the Company. “As the quarter progressed, our customers benefited from in-door and out-door capacity growth, strengthening consumer demand and the initial stages of menu expansion. Sales toward the end of June 2021 were trending in line with 2019 sales, inclusive of acquisitions completed in 2020 and 2021.”

Second Quarter Fiscal 2021 Results

Net sales for the quarter ended June 25, 2021 increased 111.0% to $423.0 million from $200.5 million for the quarter ended June 26, 2020. Organic sales increased $212.6 million, or 106.1% versus the prior year quarter. Sales growth of $9.9 million, or 4.9%, resulted from acquisitions. Organic case count increased approximately 122.9% in the Company’s specialty category with unique customers and placements increases at 94.6% and 127.5%, respectively, compared to the prior year quarter. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 66.5% compared to the prior year quarter. Estimated inflation was 10.6% in the Company’s specialty categories and estimated inflation was 12.1% in the center-of-the-plate categories compared to the prior year quarter.
Gross profit increased approximately 120.8% to $95.9 million for the second quarter of 2021 from $43.4 million for the second quarter of 2020. Gross profit margin increased approximately 101 basis points to 22.7% from 21.7%. Gross margins in the Company’s specialty category increased 629 basis points and gross margins decreased 421 basis points in the Company’s center-of-the-plate category compared to the prior year quarter. Prior period results include a charge of approximately $5.5 million related to estimated inventory losses from obsolescence at the onset of the COVID-19 pandemic.

Selling, general and administrative expenses increased by approximately 32.6% to $90.4 million for the second quarter of 2021 from $68.2 million for the second quarter of 2020. These increases were primarily volume-based increases to support our sales growth for the quarter ended June 25, 2021. As a percentage of net sales, operating expenses were 21.4% in the second quarter of 2021 compared to 34.0% in the second quarter of 2020.

Other operating expense increased by approximately $0.2 million primarily due to a $0.6 million impairment of Cambridge trademarks as a result of a shift in brand strategy to leverage our Allen Brothers
1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

brand in our New England region in the second quarter of fiscal 2021, partially offset by non-cash credits of $0.1 million for changes in the fair value of our contingent earn-out liabilities compared to non-cash charges of $0.2 million in the prior year period.

Operating income for the second quarter of 2021 was $4.7 million compared to operating loss of $25.4 million for the second quarter of 2020. The increase in operating income was driven primarily by higher gross profit, partially offset by higher selling, general and administrative, as discussed above. As a percentage of net sales, operating income was 1.1% in the second quarter of 2021 as compared to operating loss of 12.6% in the second quarter of 2020.

Total interest expense decreased to $4.4 million for the second quarter of 2021 compared to $5.8 million for the second quarter of 2020. The decrease in interest expense is the result of $1.2 million one-time third-party costs incurred during the second quarter of 2020 in connection with the extension of a majority of our senior secured term loans.

Net income for the second quarter of 2021 was $1.1 million, or $0.03 per diluted share, compared to net loss of $20.3 million, or $(0.62) per diluted share, for the second quarter of 2020.

Adjusted EBITDA1 was $17.2 million for the second quarter of 2021 compared to negative adjusted EBITDA of $(13.7) million for the second quarter of 2020. For the second quarter of 2021, adjusted net income1 was $1.5 million, or $0.04 per diluted share compared to adjusted net loss of $18.7 million, or $(0.57) per diluted share for the second quarter of 2020.

Full Year 2021 Guidance

Due to the continued uncertainty regarding the pace of broader economic recovery and the timing of event and travel related business activity, the Company will not be providing guidance for 2021 at this time. The Company will look to provide guidance as it gains more clarity as to the pace of recovery, outlook and the broader post-pandemic related environment.

Second Quarter 2021 Earnings Conference Call

The Company will host a conference call to discuss second quarter 2021 financial results today at 8:30 a.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. An online archive of the webcast will be available on the Company’s investor relations website.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions; we may not achieve the benefits expected from our acquisitions, which could adversely impact our business and operating results; we may have difficulty managing and facilitating our future growth; conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network; our increased distribution of center-of-the-plate products, like meat, poultry and seafood, involves increased exposure

1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

to price volatility experienced by those products; our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures; because our foodservice distribution operations are concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on our business, financial condition or results of operations; our ability to raise capital in the future may be limited; we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; interest charged on our outstanding debt may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; our business operations and future development could be significantly disrupted if we lose key members of our management team; and significant public health epidemics or pandemics, including COVID-19, may adversely affect our business, results of operations and financial condition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 23, 2021 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 50,000 products to more than 34,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.
3

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net sales	$422,968	$200,496	$703,185	$575,927
Cost of sales	327,094	157,070	548,364	447,013
Gross profit	95,874	43,426	154,821	128,914

Selling, general and administrative expenses	90,358	68,165	170,603	177,047
Other operating (income) expenses, net	857	670	(313)	(5,666)
Operating income (loss)	4,659	(25,409)	(15,469)	(42,467)

Interest expense	4,408	5,772	9,171	10,896
Income (loss) before income taxes	251	(31,181)	(24,640)	(53,363)

Provision for income tax benefit	(847)	(10,847)	(7,817)	(18,944)

Net income (loss)	$1,098	$(20,334)	$(16,823)	$(34,419)

Net income (loss) per share:
Basic	$0.03	$(0.62)	$(0.46)	$(1.10)
Diluted	$0.03	$(0.62)	$(0.46)	$(1.10)

Weighted average common shares outstanding:
Basic	36,831,054	32,698,295	36,615,463	31,150,883
Diluted	37,081,186	32,698,295	36,615,463	31,150,883

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 25, 2021 AND DECEMBER 25, 2020
(in thousands)

	June 25, 2021	December 25, 2020
	(unaudited)
Cash and cash equivalents	$146,920	$193,281
Accounts receivable, net	136,072	96,383
Inventories, net	122,936	82,519
Prepaid expenses and other current assets	33,654	33,479
Total current assets	439,582	405,662

Equipment, leasehold improvements and software, net	114,982	115,448
Operating lease right-of-use assets	107,736	115,224
Goodwill	220,575	214,864
Intangible assets, net	108,799	111,717
Deferred taxes, net	15,290	7,535
Other assets	3,634	3,875
Total assets	$1,010,598	$974,325

Accounts payable	$107,918	$57,515
Accrued liabilities	29,949	27,924
Short-term operating lease liabilities	17,121	17,167
Accrued compensation	15,051	9,401
Current portion of long-term debt	5,844	6,095
Total current liabilities	175,883	118,102

Long-term debt, net of current portion	395,543	398,084
Operating lease liabilities	101,906	109,133
Other liabilities	4,217	4,416
Total liabilities	677,549	629,735

Preferred stock	—	—
Common stock	380	373
Additional paid in capital	308,852	303,734
Cumulative foreign currency translation adjustment	(1,894)	(2,051)
Retained earnings	25,711	42,534
Stockholders’ equity	333,049	344,590

Total liabilities and stockholders’ equity	$1,010,598	$974,325

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED JUNE 25, 2021 AND JUNE 26, 2020
(unaudited, in thousands)

	June 25, 2021	June 26, 2020
Cash flows from operating activities:
Net loss	$(16,823)	$(34,419)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	10,660	9,675
Amortization of intangible assets	6,643	6,720
Provision for allowance for doubtful accounts	488	19,611
Non-cash operating lease expense	209	463
(Benefit) provision for deferred income taxes	(7,755)	(5,814)
Amortization of deferred financing fees	1,364	1,478
Stock compensation	5,738	2,850
Change in fair value of contingent earn-out liabilities	(1,420)	(6,649)
Intangible asset impairment	597	—
Loss on asset disposal	224	43
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(37,107)	70,483
Inventories	(39,347)	34,877
Prepaid expenses and other current assets	(101)	(9,460)
Accounts payable, accrued liabilities and accrued compensation	52,541	(43,398)
Other liabilities
Other assets and liabilities	167	1,119
Net cash provided (used in) by operating activities	(23,922)	47,579

Cash flows from investing activities:
Capital expenditures	(9,574)	(4,400)
Cash paid for acquisitions, net of cash received	(7,165)	(63,450)
Net cash used in investing activities	(16,739)	(67,850)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(34,372)	(37,439)
Proceeds from the issuance of common stock, net of issuance costs	—	85,941
Proceeds from debt issuance	51,750	—
Payment of deferred financing fees	(1,450)	(856)
Surrender of shares to pay withholding taxes	(1,487)	(2,727)
Cash paid for contingent earn-out liabilities	(83)	(2,927)
Borrowings under asset based loan facility	—	100,000
Payments under asset based loan facility	(20,000)	(60,000)
Net cash (used in) provided by financing activities	(5,642)	81,992

Effect of foreign currency translation on cash and cash equivalents	(58)	(130)

Net (decrease) increase in cash and cash equivalents	(46,361)	61,591
Cash and cash equivalents at beginning of period	193,281	140,233
Cash and cash equivalents at end of period	$146,920	$201,824

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Numerator:
Net income (loss)	$1,098	$(20,334)	$(16,823)	$(34,419)
Denominator:
Weighted average basic common shares outstanding	36,831,054	32,698,295	36,615,463	31,150,883
Dilutive effect of unvested common shares	250,132	—	—	—
Weighted average diluted common shares outstanding	37,081,186	32,698,295	36,615,463	31,150,883

Net income (loss) per share:
Basic	$0.03	$(0.62)	$(0.46)	$(1.10)
Diluted	$0.03	$(0.62)	$(0.46)	$(1.10)

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
(unaudited; in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net income (loss)	$1,098	$(20,334)	$(16,823)	$(34,419)
Interest expense	4,408	5,772	9,171	10,896
Depreciation	5,553	4,913	10,660	9,675
Amortization	3,104	3,422	6,643	6,720
Provision for income tax benefit	(847)	(10,847)	(7,817)	(18,944)
EBITDA (1)	13,316	(17,074)	1,834	(26,072)

Adjustments:
Stock compensation (2)	3,280	1,999	5,738	2,850
Other operating income (3)	857	670	(313)	(5,666)
Duplicate rent (4)	694	698	1,389	1,396
Payroll tax credit (5)	(1,418)	—	(1,418)	—
Moving expenses (6)	438	—	438	—

Adjusted EBITDA (1)	$17,167	$(13,707)	$7,668	$(27,492)

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.
4.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.
5.Represents a payroll tax credit earned in accordance with the Employee Retention Credit under the CARES Act.
6.Represents moving expenses for the consolidation of certain facilities in New England.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO NET INCOME (LOSS)
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Net income (loss)	$1,098	$(20,334)	$(16,823)	$(34,419)

Adjustments to Reconcile Net Income (Loss) to Adjusted Net Income (Loss) (1):
Other operating expenses (2)	857	670	(313)	(5,666)
Duplicate rent (3)	694	698	1,389	1,396
Moving expenses (4)	438	—	438	—
Third party debt modification fees (5)	—	1,233	—	1,233
Payroll tax credit (6)	(1,418)	—	(1,418)	—
Tax effect of adjustments (7)	(160)	(980)	(27)	1,078

Total adjustments	411	1,621	69	(1,959)

Adjusted net income (loss)	$1,509	$(18,713)	$(16,754)	$(36,378)

Diluted adjusted income (loss) per common share	$0.04	$(0.57)	$(0.46)	$(1.17)

Diluted shares outstanding - adjusted	37,081,186	32,698,295	36,615,463	31,150,883

1.We are presenting adjusted net income and adjusted earnings per common share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairments, and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.

3.Represents duplicate rent and occupancy costs for our Los Angeles, CA facility.

4.Represents moving expenses for the consolidation of certain facilities in New England.

5.Represents interest expense related to investment banking fees paid in connection with the modification of our senior secured term loan.

6.Represents a payroll tax credit earned in accordance with the Employee Retention Credit under the CARES Act.

7.Represents the tax effect of items 2 through 6 above.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EARNINGS PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2021	June 26, 2020	June 25, 2021	June 26, 2020
Numerator:
Adjusted net income (loss)	$1,509	$(18,713)	$(16,754)	$(36,378)
Denominator:
Weighted average basic common shares outstanding	36,831,054	32,698,295	36,615,463	31,150,883
Dilutive effect of unvested common shares	250,132	—	—	—
Weighted average diluted common shares outstanding	37,081,186	32,698,295	36,615,463	31,150,883

Adjusted earnings per share:
Diluted	$0.04	$(0.57)	$(0.46)	$(1.17)